Exhibit 10.3

PROPERTY MANAGEMENT AGREEMENT

THIS PROPERTY MANAGEMENT AGREEMENT (this “Agreement”), made as of this             day of             , 2013, by and between EACH OF THE ENTITIES SET FORTH ON SCHEDULE 1 HERETO, each with its office at c/o Blackstone Real Estate Advisors L.P., 345 Park Avenue, New York, New York, 10154 (hereinafter called, individually or collectively, as the context may dictate, “Owner”), and BRIXMOR MANGEMENT JOINT VENTURE 2, L.P., a Delaware limited partnership, with its offices at 420 Lexington Avenue, 7th Floor, New York, New York, 10170 (hereinafter called “Manager”).

W I T N E S S E T H:

WHEREAS, Owner is now the owner of certain parcels of land (hereinafter called, collectively, “Premises”) on which now exist the shopping centers described on Schedule 1 hereto (hereinafter called, individually, a “Project” and collectively, the “Projects”); and

WHEREAS, Owner desires that Manager act on Owner’s behalf to provide herein for the leasing, operation, management, maintenance and supervision of each Project and provide management services to Owner; and

NOW THEREFORE, in consideration of the mutual promises hereafter contained, and of the sum of ONE DOLLAR ($1.00), by each to the other in hand paid, the receipt hereof is hereby acknowledged, the parties hereto, intending to be legally bound, covenant and agree with each other as following:

1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Commission” means a full commission with respect to the applicable transaction calculated in accordance with Schedule 3 attached hereto and made a part hereof.

“Lease” means any agreement of lease, license agreement or other occupancy agreement of any kind (including, without limitation, an agreement renewing or extending the term of a lease or modifying the provisions of a lease or any agreement expanding the size of the premises demised by any Tenant or other occupant), with respect to occupancy or use of space at any individual Project.

“Rent” shall mean the aggregate gross fixed rent as stated in the Lease for the entire term of the Lease, but not including: (i) Tenant electric charges, (ii) any future tax, labor, porter’s wage, real estate tax escalation, percentage rents, interest or late charges, any separate payments made by a Tenant on account of alterations or improvements or other work funded by Owner, consumer price index and other operating expense and/or cost of living escalation charges (it being agreed, however, that fixed increases in fixed rent (whether or not in lieu of operating expense or cost of living charges or escalations) are commissionable and that, in the case of a net Lease, Rent shall be increased by and shall be deemed to include an amount equal to the annual rentable square foot average of the individual Project operating expenses (other than electricity charges for tenanted space) and taxes for the most recent full calendar year prior to the date of the extension of such net Lease), (iii) any separate charges for utilities, chilled water, riser access and other similar charges for specific services or (iv) percentage rent. If the fixed rent for a portion of the Lease term is stated in terms other than a fixed dollar amount (e.g., as “90% of fair market value” or as “the then escalated gross rent”) then the initial commission calculation for that portion of the term shall be made based on the fixed dollar amount of the fixed rent payable by the Tenant for the immediately preceding period if all or part of the commission is payable prior to the time that such Rent is finally determined. Such commission shall then be adjusted at the time that the fixed dollar amount for such fixed rent is actually determined to reflect the actual amount of fixed rent payable by the Tenant for such portion of the Lease term. If the Tenant is required to pay a lump sum in advance which is attributable to a period of more than one month, the commission calculation for the portion of the term to which such payment is attributable shall be made based on simple arithmetic apportionment of such lump sum among all the months to which such payment is attributable.

“Tenant” means any person or entity occupying or using space at any individual Project.

2. Employment.

Owner hereby employs Manager as its sole and exclusive agent to perform the professional and other services described in and required by this Agreement to be performed by Manager with respect to the Project, and Manager undertakes said employment as the exclusive manager for Owner and on all other terms, conditions, provisions and qualifications set forth in this Agreement.

This Agreement constitutes a separate and independent contract between Owner and the Manager for each individual Project listed on Schedule 1. Upon any sale of any individual Project, each such sold Project, upon the transfer of title or the transfer, directly or indirectly, of the controlling ownership interests in the entity holding title to such sold individual Project, shall no longer be a Project hereunder and shall be deleted from Schedule 1. Owner and Manager shall, upon either’s request from time to time, amend and restate Schedule 1 so that it contains an accurate list of the then existing Projects. Notwithstanding the foregoing, upon the removal of any Project from Schedule 1, Owner shall be responsible for paying Manager any then accrued but unpaid compensation as provided for in Sections 8 or 9 hereof.

3. Services.

The services to be performed from time to time by Manager with proceeds from the operation of the Project or funds provided by Owner hereunder shall include all acts necessary for the leasing, operation, management, maintenance and supervision of the Project in accordance with sound commercial management practices including (provided that Manager shall have no obligation to perform any of such services to the extent that Owner does not make sufficient funds available (whether from Project operations or otherwise) to Manager to perform such services , inter alia, the following:

(a) To use due diligence in the exercise of the powers conferred and duties assumed hereunder in the operation, management, supervision and maintenance of the Project in a manner reasonably calculated to assure that the Project shall at all times be properly tenanted and operated, managed and maintained at high standards, and with efficiency and economy consistent with high-quality operating practices.

(b) To lease (investigate Tenants, negotiate and prepare leases) commercial space in the Project to such Tenants and upon such terms as may be approved by Owner. Owner agrees to forward to Manager all inquiries received relating to services performed by Manager.

(c) To negotiate with Tenants for the extension, renewal, modification, amendment or termination of existing Leases and to prepare and present to Owner such agreements upon such terms as may be approved by Owner.

(d) To calculate, prepare and send bills and collect all fixed rents, percentage rents (consistent with the law governing real estate investment trusts with the intent that all rents shall qualify as “rents from real property” within the meaning of Section 856 of the Internal Revenue Code) and other sums, whether payable as additional rent or otherwise, payable (1) by Tenants under their respective Leases and other agreements and (2) by other parties under license, service and other agreements, and to obtain and review statements of sales furnished by Tenants to support their payments of percentage rents, and to remit the net amounts thereof to Owner.

(e) To enforce the performance by the various Tenants of all requirements of their respective Leases and the observance of all rules and regulations of the Project, by all reasonable means including, but not limited to, the commencement or prosecution of legal proceedings and to sign and serve in Owner’s name such notices as deemed needful or required by Owner.

(f) To cause the Project to be maintained in good operating condition and repair, and to supervise the maintenance and operation thereof, and to do all acts or things necessary therefor, in its own name as Manager for Owner, to hire such persons, firms or corporations including, without limitation, a commercial property manager or supervisor and public relations, security and maintenance personnel or firms, to purchase or lease such equipment and supplies at reasonable rates and costs prevailing in the industry as may be necessary or desirable to accomplish such purposes.

(g) To keep books and records with respect to all of the services performed or purchases, leases, etc., made by or on behalf of Owner at Owner’s direction or request and to provide accounting services, including such services as relate to the preparation of tax returns and annual reports.

(h) To advise Owner of the due dates of real estate and other similar taxes and special assessments of which Manager has knowledge, mortgage payments and other like items and to make payment thereof out of Owner’s funds to the extent that Owner’s funds held by Manager are sufficient therefor subject to Owner’s approval.

(i) Unless otherwise instructed by Owner, to advise Owner as to insurance coverage for the Project, and to procure such insurance coverage thereon as approved by Owner.

(j) With Owner’s approval, to represent Owner at meetings and activities of any Merchants’ Association formed for Tenants of the Project and collect dues or other amounts therefor to the extent they are payable to Owner.

(k) With Owner’s approval, to be designated as the operator or manager under any reciprocal easement agreements, operating easement agreements or similar agreements affecting the Premises, and to perform the duties and obligations and exercise the rights and powers of an operator or manager under such agreements.

(l) To deal with all co-operating and participating real estate brokers.

(m) To hereafter deposit promptly all funds collected from the operation of the Project or in any way incidental thereto in segregated bank accounts (with the understanding that one or more Projects may have commingled accounts, if permitted pursuant to the terms of any applicable financing documents, as long as any such commingled accounts are solely for Projects). Manager may endorse any and all checks drawn to the order of Owner for deposit in such bank accounts. Interest on any such account shall accrue to Owner. Manager shall not commingle any funds from the Project with any other funds.

(n) To comply with the requirements of all laws pertaining to the employment of Manager’s employees engaged in the operation and management of the Project, including, but not limited to, wage taxes and wage and hour regulations.

(o) To select, employ at reasonable wages, supervise, direct and discharge all employees and independent contractors as shall be required for the operation and management of the Project and to use reasonable care in the selection of such employees and independent contractors. All persons employed to perform such services shall at all times be deemed to be employees of Manager or independent contractors.

(p) Manager shall contract for electricity, gas, fuel, water, telephone, window cleaning, rubbish hauling and other services and utilities or such of them as shall be necessary or appropriate for the proper operation and maintenance of the Project.

(q) When deemed necessary by Manager, the commencement and/or prosecution of legal proceedings for the enforcement of Tenant obligations, for the payment of rent or other sums due Owner, or for any other purpose consistent with this Agreement and approved by Owner.

(r) With Owner’s prior consent (such consent to be given by budget approval), making, supervising, or paying the cost of any alterations, improvements or changes to the Project.

(s) With Owner’s consent (such consent to be given by budget approval), payment of any of the following items:

(i)	Real estate taxes and assessments;

(ii)	Mortgage interest or amortization;

(iii)	Insurance premiums for Owner’s insurance;

(iv)	Charges incurred for legal or accounting services;

(v)	Utility charges; and

(vi)	Cost of labor, material or goods for the management, maintenance or repair of the Project or any alterations, improvements or changes thereto.

(t) To prepare an annual budget and a business plan for the Project. Such budget and business plan shall be submitted to Owner for its review and approval.

(u) To meet with Owner on a quarterly basis for review of the status of the budget and business plan.

(v) If applicable, to prepare an annual promotion and advertising plan for Owner’s review and approval.

(w) To make examinations or audits of books of Tenants.

(x) To perform any accounting or bookkeeping services with respect to payment of Owner’s bills or commitments or disbursements of Owner’s funds or preparation of financial statements or tax returns for Owner.

(y) To supervise and manage construction items.

(z) To generally do such acts and things as may be necessary or reasonably appropriate to carry out the obligations of Owner under the Leases with Tenants of the Project (consistent with the law governing real estate investment trust under Section 856 et seq. of the Internal Revenue Code) and for the proper management and operation of the Project.

4. Leasing.

(a) Leasing Activities. During the term of this Agreement, Manager shall have the right to procure and negotiate, on behalf of Owner, tenant leases for the Projects in accordance with the terms of this Section 4. In accordance with the terms of this Section 4, Manager shall use commercially reasonable efforts to lease space in the Projects to tenants in accordance with rates and leasing policies approved by Owner and to perform such other services in connection with the efficient leasing of the Projects as Owner may from time to time direct, including negotiating and facilitating buyouts with existing Tenants.

(b) Right to Lease. Owner grants to Manager, during the term of this Agreement, the non-exclusive right to obtain one or more tenants for the Projects. Owner agrees to refer to Manager all inquiries Owner receives relating to the Projects. Further, Manager will present to Owner all bona fide offers and conduct all negotiations under Owner’s supervision, direction and control, with such participation by Owner and Owner’s counsel as Owner directs. Notwithstanding the foregoing, Owner reserves the right to enlist other brokers (each an “Owner’s Broker”) to lease space in a Project (each such Lease, an “Owner’s Broker’s Lease”). In the event that an Owner’s Broker shall be entitled to payment of a commission in connection with a Lease, Owner agrees that it shall be responsible for making such payment to Owner’s Broker. Manager shall not be entitled to a Commission in connection with any Owner’s Broker’s Lease.

(c) Marketing. Manager agrees to market the Projects using such advertising, canvassing, solicitation of Outside Brokers (as defined below), and other promotional and marketing activities as the parties may agree upon. Owner shall be responsible for the payment of all marketing costs incurred with outside vendors, so long as such costs are approved by Owner in advance.

(d) Outside Brokers. Manager may not without Owner’s consent in each instance, enlist other brokers to assist Manager in attempting to lease space in a Project (each, an “Outside Broker”). Notwithstanding the foregoing, Owner’s consent shall not be required in connection with an Outside Broker engaged by a prospective Tenant in connection with leasing space in a Project (an “Outside Tenant Broker”). Manager shall use its commercially reasonable efforts to cause any Outside Broker involved in such Lease transaction to enter into, prior to the time that it may be reasonably anticipated that negotiations of a Lease shall be entered into or such other time that Owner directs that Manager do so, a form of agreement between Manager and any Outside Broker as Manager and Owner may approve (each of the foregoing sometimes herein called an “Authorized Outside Broker Agreement”). Manager agrees not to enter into any agreement with an Outside Broker without the prior approval of the terms of such agreement by Owner. In the event that an Outside Tenant Broker shall be entitled to payment of a commission in connection with a Lease, Owner agrees that it shall be responsible for paying to Manager (for the payment to the Outside Tenant Broker) any commission owed to such Outside Tenant Broker (the “Outside Broker Commission”), provided, however, Owner shall not be required to pay any portion of an Outside Broker Commission which, when taken together with the Commission that would otherwise be due and payable to Manager had an Outside Tenant Broker not been engaged, exceeds one-hundred fifty percent (150%) of the Commission otherwise payable to Manager (the “Owner Commission Cap”). Manager shall have the sole and exclusive responsibility to pay (i) any portion of a commission payable to an Outside Tenant Broker after Owner has made payments up to the Owner Commission Cap with respect to such Lease and (ii) any commission owed to an Outside Broker that is not an Outside Tenant Broker or that Owner has not otherwise consented to pay such Outside Broker, subject, however, in all events to the prior receipt by Manager of the Commission with respect to such Lease in accordance with this Agreement. Manager shall retain for its own account the remainder of the Commission and Outside Broker Commission after paying to the Outside Tenant Broker all amounts due and payable to the Outside Tenant Broker in connection with such Lease transaction and Manager shall be responsible for payment of any amounts in excess of the Owner Commission Cap with respect to any particular Lease.

(e) Offers to Lease. Manager shall provide Owner with appropriate analysis and comparison of each offer and counteroffer and recommend to Owner which offer to accept, but all final business and legal decisions shall be made solely by Owner, and all binding agreements shall be executed and delivered solely by Owner. Owner shall be free to reject any proposed transaction for any reason or no reason and no compensation shall be paid for Manager’s services hereunder for any portion of the Project for which no transaction is effected. Owner and Manager agree that the Projects will be offered in compliance with all applicable federal, state and local anti-discrimination laws and regulations. Manager shall indemnify Owner and their agents from any damages, including attorney’s fees, arising out of or relating to the performance of Manager’s duties hereunder, provided that Manager’s liability under this Section 4(e) shall not arise from duties performed at the request of Owner unless such liability arises from Manager’s gross negligence or willful misconduct.

(f) Authority. At Owner’s election and in its sole and absolute discretion, Manager shall prepare all Leases, Lease amendments and buyout documents and coordinate negotiations of same for Owner’s execution. All Leases, Lease amendments and buyout documents for the Projects shall be on Owner’s form, which form is subject to change from time to time by Owner. All Leases, Lease amendments and buyout documents must be approved by Owner in its sole and absolute discretion. Notwithstanding any other provision in this Agreement, Owner shall have absolute discretion in determining rates and policies in the leasing of space to tenants. Owner shall have no express or implied obligation to Manager or to any broker to accept or execute any Lease. Manager shall require that similar provisions be included in the agreement with any listing broker.

(g) Employees. Manager shall be responsible for all employees of Manager and all independent contractors and consultants hired by Manager to assist Manager in performing its duties hereunder. Moreover, all matters pertaining to the employment, supervision, compensation, promotion and discharge of Manager’s employees and others engaged by Manager to assist Manager in performing its duties hereunder are the responsibility of Manager, and solely Manager shall be liable to such employees, contractors and consultants for their compensation. In no event shall Owner ever be directly or indirectly responsible for their compensation. Manager shall fully comply with all applicable laws and regulations relating to worker’s compensation, social security, income and withholding pay, unemployment insurance, hours of labor, wages, working conditions and other employer-employee related matters.

5. Books and Records.

Manager agrees that it shall, during the term of this Agreement, in accordance with the provisions hereof:

(a) Maintain, at the office of Manager, a comprehensive system of office records, books and accounts relating to the income, expenses and operations of the Projects based on the property management system utilized by Manager from time to time. Manager shall maintain such records, books and accounts in accordance with generally accepted accounting principles, as in effect from time to time. Owner and those designated by Owner shall have access to such office records, books and accounts and to all vouchers, files and other material relating to the Projects and maintained pursuant to this Agreement. All such records shall relate solely to the Projects and shall be separate and distinct from any other records maintained by Manager not relating to the Projects. Owner shall exercise their rights of inspection hereunder after reasonable notice and solely during normal business hours and shall do so in such a manner so as not to unreasonably interfere with the operations of Manager.

(b) Deliver to Owner, in accordance with the requirements set forth in Schedule 2 attached hereto and made a part hereof, on or before (i) twenty-five (25) days after the end of each calendar month, (ii) forty-five (45) days after the end of the first three calendar quarters of each calendar year, (iii) sixty (60) days after the end of each calendar year during the term hereof, the calculations and figures identified in Section III-A of Schedule 2 attached hereto and (iv) ninety (90) days after the end of each calendar year during the term hereof, the reports identified in Section III-B of Schedule 2 attached hereto. Such reports shall be made on an accrual basis and shall include all such transactions, whether or not reimbursable pursuant to the provisions hereof. All reports delivered hereunder shall be in a form agreed upon by Manager and Owner. Manager agrees to deliver to Owner such other reports and information as Owner may reasonably require, and to such additional and/or more frequent reports with respect to the Projects and/or Owner as are required under the terms of any applicable financing documents.

(c) Deliver to Owner all financial information concerning the Projects that Owner may reasonably require to prepare their tax returns.

(d) In the event of the termination of this Agreement, whether by normal expiration or otherwise, within the applicable time period set forth herein, deliver to Owner both a quarterly report and a year-to-date report, each covering that portion of the relevant time period which is included within the term hereof, prior to such termination.

6. Manager’s Authority to Contract.

Manager is hereby authorized to enter into contracts in the name of Owner in amounts up to FIFTY THOUSAND DOLLARS ($50,000.00) for annual service / maintenance contracts and TWO-HUNDRED AND FIFTY THOUSAND DOLLARS ($250,000.00) for any ONE (1) job for changes, repairs, alterations, improvements or replacements in, to, or upon the Project, or such lower or higher thresholds as Owner may designate to Manager in writing, in addition to such contracts as may be entered into by Manager in the ordinary course of the performance by Manager of its duties hereinabove described pursuant to budgets approved in advance by Owner. Said additional authorization shall extend only to such changes, repairs, alterations, improvements or replacements as shall be reasonably necessary for the preservation of the health or safety of persons or property. Manager is hereby authorized to enter into Leases for the Projects to the extent such Leases are consistent with the budget or otherwise approved for execution by the Owner.

7. Term and Termination.

The term of this Agreement shall commence on the date hereof (“Commencement Date”) and shall extend until terminated by Owner or Manager, which termination may be effectuated by Owner or Manager, at its option for any or no reason, by delivering 30 days’ prior written notice of such termination to the other party hereto (the “Term”). In addition, Owner may terminate this Agreement (y) without notice by Owner if Manager has committed gross negligence, fraud or willful misconduct in the performance of its duties under this Agreement, (z) if Manager breaches the terms of this Agreement and such breach of this Agreement has not been cured within 30 days, in the case of a non-monetary breach, or 5 days, in the case of a monetary breach, after notice of such breach from Owner.

8. Compensation.

(a) Reimbursement of Costs. Owner shall reimburse Manager for all out-of-pocket costs and expenses incurred by Manager in carrying out the duties imposed on Manager by the terms of this Agreement, including, out-of-pocket professional fees (including legal, audit, advisory, and similar fees) which are reasonable and contemplated by the approved budget.

(b) Base Management Fee. The compensation payable to Manager shall be equal to an annual fee of three percent (3%) of the gross revenues (rentals as collected) (the “Management Fee”). The Management Fee shall be payable monthly based on the costs estimated to be reimbursed by Owner to Manager over a twelve (12) month period with a reconciliation done at the end of each calendar year.

(c) Redevelopment Fee. In connection with any redevelopment or Tenant improvement work at any Project, Manager shall also receive a fee equal to five percent (5%) of all hard costs of the applicable Project (the “Redevelopment Fee”), including, without limitation: site costs, demolition costs, construction costs, traffic and utility costs, landscaping costs, costs for off-site work, Tenant improvement costs (so long as Manager is coordinating and performing construction management services with respect to the work) and environmental and geotechnical costs, regardless of whether such costs are funded by Owner, Manager, a development manager, actual or quasi-governmental agencies, Tenants or other third parties. The Redevelopment Fee shall be payable by the Owner in installments throughout the course of the applicable development/redevelopment. Land costs, impact fees and leasing fees and commissions shall not be included within “costs” for purposes of calculating the development/redevelopment fee.

(d) Disposition Fee. Manager shall also receive a fee upon the final sale (a “Disposition”) of any Project to a third party that is not affiliated with Owner (the “Disposition Fee”), provided, however, that such Disposition occurs during the term of this Agreement. The Disposition Fee shall be an amount equal to three-tenths of one percent (0.30%) of the final gross sales price of such Project. The Disposition Fee shall be payable upon the closing of the Disposition. For the avoidance of doubt, any sale of less than the entirety of a Project, or an outparcel thereof, shall be subject to the provisions of Section 9(g) hereof, and Manager shall not be entitled to a separate Disposition Fee therefor.

9. Leasing Commissions.

(a) New Leases. If during the term of this Agreement a new Lease is entered into by Owner for space in any of the Projects which is fully executed and delivered by all parties thereto in accordance with the terms of the Lease, then (except as otherwise provided in Section 9(a)(ii) below), Owner shall pay Manager a Commission in accordance with the attached schedule of rates and conditions set forth in Schedule 3 attached hereto (the terms of which are hereby incorporated) on the date on which the following conditions (the “Leasing Conditions”) have been satisfied or waived: (a) a Lease for space in the Projects shall be fully executed by Owner and a Tenant and all other necessary transactional documents shall be executed by all applicable parties, and such Lease and documents shall have been unconditionally delivered by all parties thereto (including, without limitation, delivery of any and all required consents, approvals and releases from, or non-disturbance agreements with, the holders of superior Leases and superior mortgages or any other party as set forth in the applicable Lease unless the Lease term commences in the absence of any of the foregoing); (b) Tenant shall have deposited with Owner such security as may be required (both in form and amount) under the terms of the executed Lease; (c) Tenant shall have paid to Owner all rental payments due and other sums then due and owing unless Owner has waived, in writing, the payment of the same or agreed, in writing to accept payment thereof at a later date; and (d) Tenant shall have taken possession of the applicable premises and commenced paying Rent (other than Rent paid at the time of execution of the Lease). Without limitation, each of the following shall be deemed a new Lease for purposes of this Agreement and Manager shall be entitled to Commissions thereon in accordance with the rates and conditions set forth in Schedule 3 attached hereto:

i.	an amendment or modification of an existing Lease (whether such Lease was entered into prior to or during the term of this Agreement) adding space (whether or not pursuant to an Option) or increasing the Rent thereunder, provided that Manager shall only be entitled to a Commission with respect to such amendment or modification on the Rent payable with respect to such added space or the amount of any increase in Rent thereunder;

ii.	an amendment or modification of an existing Lease (whether such Lease was entered into prior to or during the term of this Agreement) extending the term thereof (other than pursuant to an Option), provided that Manager shall only be entitled to a Commission on the Rent payable during the additional term with respect to such amendment or modification; and

iii.	a new Lease entered into during the term of this Agreement with an existing Tenant or person or entity that is not an existing Tenant.

(b) Options. If a Tenant exercises an option (an “Option”) contained in a Lease (whether such Lease was entered into prior to or during the term of this Agreement) to renew or extend the term of the Lease, or to lease additional space at the individual Project (including a right of first refusal or first offer), then Owner shall pay to Manager a Renewal Commission (as defined in, and in accordance with the rates and conditions set forth in Schedule 3 attached hereto) with respect to the exercise of such Option on the effective date of the term of the Option (rather than upon the date of the exercise of the

Option). Notwithstanding the provisions of this Section 9(b), if a Lease executed during the term of this Agreement contains an Option which is executed after the termination of this Agreement, Manager shall not be entitled to any Commission or payment under this Agreement in connection with the exercise of such Option. In addition, notwithstanding the provisions of this Section 9, Manager shall not be entitled to any Commission or payment under this Agreement in connection with the exercise of an Option if (1) the Lease which contains such Option was executed prior to the term of this Agreement and (2) the exercise of such Option occurs after the term of this Agreement.

(c) Relocation. The relocation of an existing Tenant to other premises at an individual Project pursuant to an Option or right to do so in a Lease shall not be deemed to entitle Manager to a Commission thereon, except to the extent that (a) an increase in Rent becomes payable by such Tenant as a result of such relocation (in which case a New Commission shall be earned on such additional Rent as if payable pursuant to a new Lease), or (b) the term of such Lease is extended and additional Rent becomes payable by such Tenant as a result of such extension (in which case a New Commission shall be earned on such additional Rent as if payable pursuant to a new Lease). In the case of the relocation of an existing Tenant to other premises at any such individual Project other than pursuant to an Option or right of Owner to do so, Owner and Manager shall negotiate in good faith with respect to the Commission payable with respect thereto.

(d) Leases with Rent Abatement and/or Owner’s Work. Rent abatements (i.e., so called “free rent”) granted by Owner as an inducement to a Tenant entering into a Lease (but excluding customary tenant fixturing periods) shall be averaged over the initial term of the Lease and then such average shall be deducted from Rent for each year of the term of such Lease prior to applying the Commission rates set forth in Schedule 3 attached hereto. In calculating the Commission, there shall be no deduction for the amount of Owner’s work allowance or the value of its work letter or other Tenant concessions.

(e) Leases with Cancellation Clause. An Owner’s right of cancellation and a Lease cancellation by mutual agreement subsequent to execution and delivery of the Lease shall not affect Manager’s right to payment of its Commission on the entire Lease term as if there were no cancellation clause. Where a Tenant has a unilateral, discretionary right to cancel a portion of the Lease term on or after a fixed date (i.e., a right to cancel not contingent upon the occurrence of subsequent events), Manager initially shall be paid a Commission for the non-cancelable portion of the term only, provided that if Tenant’s right to cancel is conditioned upon payment of a cancellation premium fixed by taking into account the unamortized proration of the Commission as of the projected date of cancellation, then Manager shall also initially be paid Commissions for the cancelable portion of this Agreement, in an amount of additional Commissions for such cancelable portion not to exceed such cancellation premium. Except as provided in this Section 9(e), if the cancelable portion of the term of the Lease is cancelled pursuant to such right, then no Commission shall be paid on the Rent which would have been paid during the portion of the term that is cancelled. If the cancelable portion of the term of the Lease is not cancelled by Tenant within the time do to so fixed in the Lease, or the right to do so is earlier waived or released, Manager shall thereupon be paid the balance of the Commission for the remainder of the term (including, without limitation, any remaining Commissions payable to Manager with respect to the cancelable portion of the Lease for which Manager was not therefore compensated prior thereto on the basis of the cancellation premium).

(f) Termination; Commissions. Within twenty (20) business days following the date (the “Cutoff Date”) of the giving of a termination notice pursuant to Section 7 of this Agreement (unless such termination was pursuant to clause (y) or (z) of Section 7 of this Agreement, in which case manager shall not be entitled to any Commission or other amounts under this Section 9(f)), Manager shall deliver to Owner a list of all parties (“Prospects”) with whom Manager was involved, as of the Cutoff Date, in active negotiations for premises at any individual Project on Owner’s behalf, including a reasonably detailed description of the nature of the contact between Manager and such Prospects and the name of any Outside Brokers involved in the transaction known to Manager. “Active negotiations”, as used herein, shall mean only where any of the following shall have occurred prior to the Cutoff Date: (i) Manager has, at Owner’s request, submitted a proposal (such as, for example, a term sheet) to the Prospect or its representative, (ii) the Prospect or its representative has submitted a proposal to lease space which has been received by Owner or Manager or any of their representatives, or (iii) a first draft of a Lease has been prepared and distributed to the Prospect or its representative with Owner’s permission. Mere solicitation of a Prospect shall not constitute “active negotiations”. If within sixty (60) days (which time period shall be extended for so long as the parties are engaged in negotiations without abandonment or termination) after the Cutoff Date, a Lease is consummated with any such Prospects identified on Manager’s list (or with its parent, subsidiary, or affiliate), Owner shall pay to Manager any Commission(s) to which Manager would have been entitled with respect to such transaction as if this Agreement had not been terminated; and, in addition, if by the end of such 60-day period (as the same may be extended as described above), leases upon which all material provisions have been agreed to by Owner and the Prospect have been distributed to the prospect for signature by Owner’s counsel, Manager shall be entitled to compensation therefore upon, satisfaction of the conditions in Section 9(a) above even if satisfaction occurs after the end of such 60-day period (as the same may be extended as described above) and this Agreement (and the compensation provided for herein) shall govern such transaction, if, as, and when consummated. If upon any expiration or termination of this Agreement, Manager shall not be entitled to any Commissions under the provisions of this above even if satisfaction occurs after the end of such 60-day period (as the same may be extended as described above) and this Agreement (and the compensation provided for herein) shall govern such transaction, if, as, and when consummated. Within five (5) business days after the Cutoff Date, Manager shall deliver to Owner copies of any correspondence with Prospects relating to any proposed terms for any Leases, any responses to such proposals and any term sheets with respect to any proposed Lease transactions, and any Authorized Outside Brokerage Agreements pertaining to any Prospect.

(g) Outparcel Sales. If, at any time during the term of this Agreement, a portion of any individual Project, or any interest therein is acquired by an unaffiliated purchaser to whom Manager introduced Owner (a “Sale”), then Owner shall pay to Manager, at the end of the closing of such acquisition, a Sales Commission (as defined in Schedule 3) in accordance with the attached schedule of rates and Commissions set forth on Schedule 3 attached hereto (the terms of which are hereby incorporated herein). Notwithstanding the foregoing, in the event a Lease was fully executed and entered into with a Tenant, prior to the Tenant acquiring the same leased space, and Manager is or was entitled to a leasing Commission pursuant to this Agreement in connection with the executed Lease, then Manager shall not be entitled to, and Manager hereby agrees that the Sales Commission payable to Manager in connection with such acquisition shall be reduced by the amount of any leasing Commission previously paid to Manager. For the avoidance of doubt, any Disposition of the entirety of a Project shall be subject to the provisions of Section 8(d) hereof, and Manager shall not be entitled to a separate Sales Commission therefor.

(h) Invoices. For each Commission payable pursuant to the terms of this Agreement, Manager shall deliver to Owner an invoice setting forth the amount of the Commission payable and detail of how such amount was calculated.

(i) Survival. The obligations to pay commissions and other fees set forth in this Section 9 shall survive termination of the Term of this Agreement, to the extent earned during the Term of this Agreement or otherwise earned in accordance with the express terms of this Agreement.

10. Deductions From Rentals.

From the rentals and other sums received by Manager, pursuant to Leases of portions of the Project, Manager may, to the extent consistent with the approved budget:

(a) Reimburse itself monthly for all costs or monies advanced by Manager for Owner pursuant hereto and for all fees set forth in Sections 8 and 9 hereof;

(b) Make any payments pursuant to Section 3 hereof; and

(c) Pay all amounts contracted for Manager in its name or in the name of Owner which are the obligations of Owner pursuant hereto. Manager shall promptly from time to time and no later than the EIGHTEENTH (18) BUSINESS DAY of each month remit to Owner, at the address of Owner, all other amounts received during the month preceding such remittance, together with a proper accounting thereof. In the event such rentals and/or other sums are insufficient to reimburse Manager, Owner shall do so within TEN (10) DAYS after notice by Manager.

11. Indemnification and Insurance.

(a) Except for acts of gross negligence or willful misconduct on the part of Manager, Owner shall indemnify, defend and hold harmless Manager and its respective stockholders, members, partners and directors and the officers, employees and agents of Manager (as used in this paragraph, each an “indemnified party”) from and against all claims, losses, expenses and liabilities arising out of arising out of or occasioned by or in connection with Manager’s position as Manager of the Projects, or arising out of or resulting from the acts or omissions of Manager and any such other indemnified party in connection with the performance of Manager’s duties hereunder, or the existence, use or condition of the Project, and all reasonable costs, fees and attorney’s expenses in connection therewith (excluding matters which are subject to indemnification by Manager under Section 11(b) hereof). The indemnification hereunder shall survive termination of this Agreement for those circumstances occurring prior to said termination for one (1) year.

(b) Manager shall indemnify, defend and hold harmless Owner and its respective stockholders, members, partners and directors and the officers, employees and agents of Owner from and against all claims, losses, expenses and liabilities arising out of or occasioned by or in connection with Manager’s gross negligence or willful misconduct in connection with the performance hereunder, together with all reasonable costs, fees and attorney’s expenses in connection therewith. The indemnification hereunder shall survive termination of this Agreement for those circumstances occurring prior to said termination for one (1) year.

It is further agreed that each of Manager and Owner, upon request, will provide evidence to the other of insurance coverage in the form of Certificates of Insurance.

12. Notices.

All notices by either party to the other hereunder shall be served by certified or registered mail, postage prepaid or hand carried, addressed to such party at the address as such party may designate from time to time by written notice in accordance herewith.

13. Representative.

Owner hereby designates Andrea Drasites and Kevin Dinnie as its authorized representatives and hereby authorizes either such individual to approve (or disapprove, as the case may be) proposals submitted by Manager pursuant to this Agreement and to execute in the name of Owner any and all documents to be executed by Owner to enable Manager to carry out its duties hereunder. In the event of a change as to the authorized representative of Owner, Owner shall within TEN (10) DAYS advise Manager of the appointment of the successor or successors by notice in accordance herewith.

14. Interpretation.

The captions set forth herein are for convenience only and shall not govern the meaning of any terms of this Agreement. This Agreement sets forth the entire agreement between the parties, and no amendment or alteration hereof or change hereto shall be binding unless same shall be in writing and signed by both of the parties hereto.

15. Additional Provisions.

(a) Manager shall promptly notify Owner of any damage or destruction to the Premises or the occasion of any event which may lead to claims being brought against Owner or Manager.

(b) Owner shall designate the accountant and legal counsel whom Manager shall use in connection with the performance of its services under this Agreement.

(c) Owner shall receive credit for all rebates, commissions, discounts and allowances so that all expenses charged to Owner shall be net.

(d) All Leases shall limit liability of Owner to the Project and contain such other provisions as are required by Owner. Owner shall receive one original lease for each Lease negotiated by Manager.

(e) Upon termination of this Agreement, Manager shall deliver to Owner any and all Leases, accounting records, files and other documents relating to the Project. Manager shall reasonably cooperate in transitioning the management of the Project to a new manager.

(f) Those funds collected from Tenants to defray overhead and administrative expenses or common costs of operation and maintenance are understood to be funds collected from operation of the Project, or incidental thereto, and sums received by Manager pursuant to laws of the Project, are therefore to be deposited to the account of Owner.

16. REOC. The parties acknowledge that Owner is a direct or indirect subsidiary of an entity (the “Parent”) that is intended to qualify as a “real estate operating company” (a “REOC”) within the meaning of the U.S. Department of Labor plan assets regulation (Section 2510.3-101, Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations) and that it is intended that Owner will have the rights, pursuant to this Agreement, as would be reasonably necessary to result in the qualification of Parent as a REOC. Without limiting the generality of the foregoing, notwithstanding any other provision of this Agreement to the contrary, without prejudice to the other rights provided to Owner under this Agreement, Manager agrees to: (i) permit Owner to visit and inspect the Project and inspect and copy the books and records of Manager, at such times as Owner shall reasonably request; (ii) periodically (at least quarterly) provide Owner with information and reports regarding Manager’s operation and management of the Project and the performance of its duties under this Agreement and with respect to renovations, alterations, general maintenance, repairs and development activities that Manager has engaged in or intends to engage in with respect to the Project and their surroundings; (iii) periodically (at least quarterly) consult with Owner with respect to the operation and management of the Project and the performance of Manager’s duties under this Agreement including, without limitation, with respect to matters relating to renovations, alterations, general maintenance, repairs and development activities with respect to the Project and their surroundings; and (iv) provide Owner with such other rights as may reasonably be determined by Owner to be necessary to enable Parent to qualify as a REOC, provided such additional rights do not materially adversely affect Manager’s ability to perform its duties under this Agreement or the economic benefits enjoyed by Manager under this Agreement. Manager agrees to follow the recommendations of Owner in connection with the matters on which it is consulted as described above.

17. Assignment. This Agreement may not be assigned by Manager without the written consent of Owner. This Agreement may be assigned by Owner to any affiliate of Owner which acquires a direct or indirect interest in the Project.

18. Competing Activities of Manager. Anything contained herein to the contrary notwithstanding, Owner hereby agrees that, during the term of this Agreement, Manager or any affiliate of Manager, may render services identical or similar to those required of Manager hereunder to other owners of real property, improved in a similar fashion to the Projects or otherwise, and may themselves engage in the acquisition, development, leasing and exploitation of real property for their own account and benefit or for others and without any accountability or liability whatsoever to Owner even though such services or business activities compete with or are enhanced by the business activity of Owner, including Owner’s involvement in the Projects, provided, Manager covenants and agrees not to initiate discussions with a Tenant (either directly or indirectly) at a Project regarding the opportunity to lease space in a building which is owned, leased, managed or operated by Manager or an affiliate of Manager (other than another Project). Manager will not contract with any affiliate of Manager to perform any additional services under this Agreement which are outside the scope of Manager’s duties under this Agreement unless such additional services are at market rates and on arm’s length terms, are contemplated by the approved budget or are otherwise approve by an Owner. In the event that Manager receives an inquiry from a prospective or existing Tenant in a market in which a Project is located, Manager shall use good faith and commercially reasonable efforts to show all appropriate Projects, together with any appropriate properties that may be owned or managed by Manager or its affiliates which, in the reasonable judgment of Manager, meet the existing or prospective Tenant’s requirements.

19. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and each of their successors, executors, administrators, heirs and assigns.

20. Counterparts. This Agreement may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single Agreement.

21. Amendments. This Agreement, as it may hereafter be modified, amended or extended, and all of Manager’s right, title and interest in and to the Premises, are and shall be subject and subordinate to any financing secured by the Premises or any portion thereof and/or any mezzanine financing. Manager shall reasonably cooperate with any financing of the Premises and respond to the reasonable requests of any mortgagee of the Premises (subject to the terms of this Agreement) including entering into subordination agreements and/or cash management agreements reasonably acceptable to Manager. This Agreement shall not be enforceable against any mortgagee of the Premises, or such Mortgagee’s successors by foreclosure, deed in lieu of foreclosure or by assignment of any mortgage encumbering the Premises. The provisions of this Section 21 shall be subject to any separate agreement between Manager and any mortgagee of the Premises with regard to the subject matter hereof.

22. GOVERNING LAW. THIS AGREEMENT, AND ITS VALIDITY, ENFORCEMENT AND INTERPRETATION, SHALL BE GOVERNED BY NEW YORK LAW AND APPLICABLE UNITED STATES FEDERAL LAW.

23. WAIVER OF JURY TRIAL. MANAGER AND OWNER EACH WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH IT MAY BE A PARTY, ARISING OUT OF, IN CONNECTION WITH OR IN ANY WAY PERTAINING TO, THIS AGREEMENT. IT IS AGREED AND UNDERSTOOD THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTION OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTY TO THIS AGREEMENT. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY MANAGER AND OWNER, AND MANAGER AND OWNER HEREBY REPRESENT THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. MANAGER AND OWNER EACH FURTHER REPRESENTS AND WARRANTS THAT IT HAS BEEN REPRESENTED IN THE

EXECUTION OR ACCEPTANCE OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

24. Anti-Corruption Compliance Policy.

(A) Manager acknowledges and agrees that it is the written and established policy of The Blackstone Group LP and affiliates (“Blackstone”) to comply fully with all applicable laws and regulations of the United States and all jurisdictions in which it does business. Manager warrants and represents that it will not take any action that would constitute a violation, or implicate Blackstone in a violation, of any law of any jurisdiction in which it performs business, or of the United States, or of the United Kingdom, including without limitation, the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), the UK Bribery Act 2010, and where applicable, legislation enacted by member States and signatories implementing the OECD Convention Combating Bribery of Foreign Officials (collectively, “Anti-Corruption Laws”).

(B) In furtherance of Blackstone’s Global Anti-Corruption Compliance Policy, a copy of which has been provided, Manager represents, warrants, and agrees that:

1.	1. Manager is neither a governmental entity nor an instrumentality of a government. If Manager becomes a governmental entity or instrumentality of a government during the term covered by the document, Manager shall notify Blackstone immediately so Blackstone may, and hereby reserves the right to, take whatever precautions and actions may be appropriate to assure compliance with applicable Anti-Corruption Laws;

2.	None of Manager’s principals, owners, officers, directors, or agents is currently a Government Official.[1] If any of Manager’s principals, owners, officers, directors, or agents becomes a Government Official during the term covered by this document, Manager shall notify Blackstone immediately so Blackstone may, and hereby reserves the right to, take whatever precautions and actions may be appropriate to assure compliance with applicable Anti-Corruption Laws;

3.	No Government Official is associated with, or owns an interest, whether direct or indirect, in Manager, or has any legal or beneficial interest in the proposed agreement/relationship contemplated herein between Manager and Blackstone, or any payments to be made by Blackstone to Manager under such agreement. If a Government Official obtains such an interest, Manager shall notify Blackstone immediately so Blackstone may, and hereby reserves the right to, take whatever precautions and actions may be appropriate to assure compliance with applicable Anti-Corruption Laws;

[1]	The term “Government Official” includes, without limitation, all officers or employees of a government department, agency or instrumentality; permitting agencies; custom officials; political party officials; candidates for political office; officials of public international organizations (e.g., the Red Cross); employees or affiliates of an enterprise that is owned, sponsored, or controlled by any government—such as a health care facility, bank, utility, oil company, university or research institute; and any other position as defined by applicable Anti-Corruption Laws.

4.	Neither Manager nor any of its principals, owners, officers, directors, or agents has made, promised to make, will promise to make, or will cause to be made, in connection with the proposed agreement contemplated herein, any Payments[2] (i) to or for the use or benefit of any Government Official; (ii) to any other person either for an advance or reimbursement, if it knows or has reason to know that any part of such Payment will be directly or indirectly given or paid by such other person, or will reimburse such other person for Payments previously made, to any Government Official; or (iii) to any other person or entity, to obtain or keep business or to secure some other improper advantage, the payment of which would violate applicable Anti-Corruption Laws. Manager shall immediately notify Blackstone of any violation or potential violation of Anti-Corruption Laws and shall be responsible for any damages to Blackstone from Manager’s or its agents’ violation or potential violation of Anti-Corruption Laws;

5.	Neither Manager nor any of its principals, owners, officers, directors, or agents has made, promised to make, will promise to make, or will cause to be made, in connection with the proposed agreement contemplated herein, any Payments (i) to or for the use or benefit of any Government Official; (ii) to any other person either for an advance or reimbursement, if it knows or has reason to know that any part of such Payment will be directly or indirectly given or paid by such other person, or will reimburse such other person for Payments previously made, to any Government Official; or (iii) to any other person or entity, to obtain or keep business or to secure some other improper advantage, the payment of which would violate applicable Anti-Corruption Laws. Manager shall immediately notify Blackstone of any violation or potential violation of Anti-Corruption Laws and shall be responsible for any damages to Blackstone from Manager’s or its agents’ violation or potential violation of Anti-Corruption Laws

(C) Compliance with Economic Sanctions Laws. Neither Manager, nor any of its principals, owners, officers, directors, or agents, nor other Persons associated with, or acting on behalf of, Manager is subject to any sanction administered by the Office of Foreign Assets Control of the United States Treasury Department (“U.S. Economic Sanctions”) and does not and will not make any sales to or engage in business activities with or for the benefit of, and will not use any amounts payable under the proposed agreement/relationship for the purposes of financing the activities of, any persons and countries that are subject to U.S. Economic Sanctions, including any “Specially Designated Nationals and Blocked Persons.”

(D) Compliance with Money Laundering Laws. The operations of Manager have been conducted at all times, and will continue to be conducted, in compliance with applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended, the U.S. Money Laundering

[2]

The term “Payments” refers to anything of value, including cash, gifts, travel expenses, entertainment, offers of employment, provision of free services, and business meals. It may also include event sponsorships, consultant contracts, fellowship support, job offers, and charitable contributions made at the request of, or for the benefit of, an individual, his or her family, or other relations, even if made to a legitimate charity.

Control Act of 1986, as amended, and all money laundering-related laws of other jurisdictions where Manager conducts business or owns assets, and any related or similar Law issued, administered or enforced by any Government Authority (collectively, the “Money Laundering Laws”). No Proceeding by or before any Government Authority involving Manager with respect to the Money Laundering Laws is pending or, to the knowledge of Manager, is threatened.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

Manager:

BRIXMOR US MANAGEMENT JOINT VENTURE 2, LP, a Delaware limited partnership

By:	[ ]

By:
Name: Title:

(Signatures continue on following page)

[Property Management Agreement]

Owner:

[ ], each a Delaware limited liability company

By:
Name: Title:

[Property Management Agreement]

SCHEDULE 1

Owners and Shopping Centers

PROPERTY	STATE	OWNER

SCHEDULE 2

Project Reporting Requirements*

I. Monthly

Occupancy Reports

Rent Roll, including Vacant Units

Leasing Status Report to include all pertinent terms (rent, NNN, TI, commissions, terms, escalations, spread etc.)

Other monthly reports to be agreed upon between Owner and Manager

Comparative Property Level Income Statement with Year-to-Date Comparisons to Budget

Comparative Consolidated Income Statement (including comparisons to Budget with explanation of material variances)

Retail Sales Reports for Tenants

Disposition Status Report

Aging Report

II. Quarterly

Balance Sheet

Comparative Property Level Income Statement with Current Quarter and Year-to-Date Comparisons to Budget

Comparative Consolidated Income Statement (including comparisons to budget with explanation of material variances)

Delinquency Aging Report

Rent Roll, including Vacant Units

Leasing Status Report

Retail Sales Reports for Tenants

Budget reforecast

Operational Report (including building services, facilities management updates, capital expenditure schedule and vacancy report)

III-A. Annually (within 60 days of year-end)

Number of Projects / SF update

Net Operating Income by Project with 2% management fee by Property

Net Operating Income by Project without any management fee

Restricted / Non-restricted cash balance

Debt balance, including standalone mortgages and associated interest rates, amortization and maturity

Disposition summary

III-B. Annually (within 90 days of year-end)

Comparative Property Level Income Statement with Current Quarter and Year-to-Date Comparisons to Budget

Comparative Consolidated Income Statement (including comparisons to budget with explanation of material variances)

Forecasting Budget (including a Capital Expenditures Budget)

*	Property Manager may deliver any or all reports electronically; provided, Property Manager shall deliver hard copies of any reports to the extent required by the lender under any financing documents.

SCHEDULE 3

Commission Rates

1.	ANCHOR LEASE COMMISSION RATES: Subject to the definitions and the applicable provisions set forth herein, in connection with a Major Lease (as defined below), Manager shall be paid a commission equal to (a) two dollars ($2.00) per square foot (a “New Anchor Commission”) of each new Major Lease signed during the term of this Agreement and (b) one dollar ($1) per square foot (a “Renewal Anchor Commission”) of each Major Lease renewal signed during the term of this Agreement.

As used herein, the term “Major Lease” shall mean, with respect to any individual Project, any Lease (i) covering more than twenty-five thousand (25,000) square feet at such individual Project or (ii) entered into by a Tenant that is a Tenant under another Lease at such individual Project or that is an affiliate of any other Tenant under a Lease at such individual Project, if, pursuant to such Leases, such Tenant (or such Tenant and its affiliate(s)) leases more than twenty-five thousand (25,000) square feet in the aggregate at the applicable individual Project.

2.	SHOP LEASE COMMISSION RATES: Subject to the definitions and the applicable provisions set forth herein, in connection with a new Shop Lease (as defined below) signed during the term of this Agreement, Manager shall be paid a commission (a “New Shop Commission”; together with a New Anchor Commission, collectively, a “New Commission”) calculated by (a) multiplying the Rent for the applicable period by the following rates and (b) adding the product together:

First full year through and including the fifth year	5.00%
Sixth year and beyond (excluding any renewal terms)	2.50%

For each Shop Lease renewal signed during the term of this Agreement, Manager shall be paid a commission (a “Renewal Shop Commission”; together with a Renewal Anchor Commission, collectively, a “Renewal Commission”) calculated by (a) multiplying the Rent for the applicable period by the following rates and (b) adding the product together:

First full renewal year through and including the fifth renewal year	2.50%
Sixth renewal year and beyond (excluding any renewal terms )	1.25%

As used herein, the term “Shop Lease” shall mean, with respect to any individual Project, any Lease that is not a Major Lease.

3.	OUTPARCEL SALE COMMISSION RATES: Subject to the definitions and the applicable provisions set forth herein, if, at any time during the term of this Agreement, there is a Sale of a portion of any individual Project, or any interest therein is acquired by an unaffiliated purchaser to whom Manager introduced Owner, then Owner shall pay to Manager, at the time of the closing of such acquisition, a sales commission equal to three-tenths of one percent (0.30%) of the total sales or acquisition price of such individual Project (a “Sales Commission”).